At the Company:
Akorn, Inc.
Arthur S. Przybyl
President and CEO
(847) 279-6100

FOR IMMEDIATE RELEASE

Akorn, Inc. Reports Net Sales of $10.2 million in 2005 First Quarter with
Gross Margin of 33%, Breakeven EBITDA and Positive Cash Flow

Buffalo Grove, IL, May 6, 2005 – Akorn, Inc. (AMEX: AKN) today reported net sales of $10.2 million for the first quarter ended March 31, 2005, a decrease of 13% over net sales of $11.7 million in the first quarter 2004. Gross profit was $3.3 million or 33% of net sales, vs. a gross profit of $4.0 million or 35% of net sales for the first quarter 2004. Net loss for the first quarter 2005 was $2.3 million as compared to a net loss of $1.3 million in the first quarter 2004. EBITDA for the first quarter 2005 was a negative $20K, vs. EBITDA for the first quarter 2004 of $1.5 million. Cash flow from operations for the first quarter 2005 was a positive $351K, and includes a one-time pay down of $2.6 million in trade payables, vs. negative cash flow from operations of $837K for the first quarter 2004.

Highlights for the First Quarter 2005 include:

•	The signing of a Purchase and Supply Agreement with Apotex Corporation for select finished dosage form ophthalmic pharmaceutical products. Revenue from two of these products will be realized beginning in the second quarter 2005.

•	The exercise of an option with the University of Texas M.D. Anderson Cancer Center for the exclusive right to develop an anti-infective product.

Arthur S. Przybyl, President and Chief Executive Officer stated, “In the first quarter, we continued our strategy of expanding our product line by executing two new business development partnerships. The Purchase and Supply Agreement with Apotex has begun to supply Akorn with finished dosage form ophthalmic products and product development efforts have started utilizing the patent licensed through M.D. Anderson Cancer Center. Additionally, we recognized a total of $870,000 in the first quarter for product development of the Akorn-Strides Joint Venture (JV) and validation efforts of our new lyophilization facility. The JV is developing 23 new drug products. Included in this total is a non-cash expense of $688,000 for the JV, which contributed to the significant increase in quarterly Research and Development (R&D) expenses in 2005 vs. 2004. Total R&D expense for 2005 should approximate $4.2 million, in large part due to JV R&D expenses.

“Our first quarter net sales declined primarily due to two events: lower wholesaler orders and deferred sales under a contract manufacturing agreement with an existing customer. With regard to wholesalers, their on-hand inventory levels declined by approximately 19% and at the same time, throughput sales increased. While these wholesaler issues have directly impacted net sales for the quarter, we believe they provide the impetus for new order activity in subsequent quarters.

“Finally, our manufacturing facilities have been streamlined and are now generating positive plant variances. As additional products are introduced, this should bode well for Akorn’s near-term profitability, and we are confident that our financial performance will strengthen throughout the balance of 2005. Our balance sheet is strong, our working capital availability is sufficient, and the opportunity to grow revenues and earnings above prior year levels is clearly within our reach.”

Use of Non-GAAP Measures — Consolidated EBITDA:

Consolidated EBITDA is a non-GAAP financial measure consisting of earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Akorn believes that this non-GAAP financial measure may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to review the definition of Consolidated EBITDA contained herein and the description of the reconciling items provided at the end of this press release.

Supplemental Financial Information

The following table presents a reconciliation of net loss as determined in accordance with GAAP to consolidated EBITDA for the three months ended March 31, 2005 and March 31, 2004:

	(Unaudited)
	Three Months Ended
	March 31,
	2005	2004
	(in thousands)
GAAP net loss	($2,287)	($1,217)
Income tax provision	15	—
Interest expense, net	526	1,327
Non-cash R&D Expense	688	—
Depreciation, amortization, and write-down of assets	1,038	1,387

Consolidated EBITDA	($20)	$1,497

About Akorn, Inc.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois and Somerset, New Jersey and markets and distributes an extensive line of hospital and ophthalmic pharmaceuticals. Additional information is available at the Company’s website at www.akorn.com.

Any statements made by Akorn, Inc. (“we”, “us”, “our”, “Akorn” or the “Company”) in this press release that are forward looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that important factors may affect the Company’s actual results and could cause such results to differ materially from forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to, risks and uncertainties relating to (i) the ability to generate cash from operations sufficient to meet the Company’s working capital requirements, (ii) the necessity of complying with various regulatory procedures in the manufacture of drug products, (iii) the Company’s ability to acquire, develop, finance, test, produce and market new products, including the availability of materials to produce products, (iv) the resolution of the FDA compliance issues at the Company’s Decatur, Illinois manufacturing facility and the outcome of other legal proceedings involving the Company, (v) patent protection for the Company’s intellectual property or trade secrets, and (vi) other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including, but not limited to, those risks referenced under the caption “Factors That May Affect Future Results” in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.